TRADEWINDS GLOBAL INVESTORS, LLC

PROXY VOTING POLICY AND PROCEDURES

I.	Introduction

Rule 206(4)-6 (the “Rule”) under the Advisers Act requires every investment adviser to (i) adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, which procedures must include how the adviser addresses material conflicts that may arise between its interest and those of its clients; (ii) disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and (iii) describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting client.

II.	Oversight

To provide centralized management of the proxy voting process, Tradewinds Global Investors, LLC (“Tradewinds”) has established a Proxy Voting Committee (“Committee”). The Committee shall be comprised of senior Tradewinds’ officers including one Co-Chief Investment Officer, the Director of Research or designee, at least one Portfolio Manager, and certain other senior-level administrative staff, as voting members. The Chief Compliance Officer and members of Nuveen Global Operations (“NGO”) or their designees, as well as other individuals as designated by the Committee, shall serve as non-voting members. The Committee shall meet at least annually, or more frequently as required.

The Committee shall:

•	Oversee the proxy voting process in respect of securities owned by or on behalf of clients, including the identification of material conflicts of interest, as defined below, involving Tradewinds and those involving its third-party proxy service providers;

•	Provide on-going oversight of its third-party proxy service providers, including but not limited to reviewing periodic diligence conducted by NGO, Nuveen Legal & Compliance Department in Los Angeles and/or other Committee constituents;

•	Determine how to vote proxies relating to issues not covered by this Policy and Procedures;

•	Determine when Tradewinds may deviate from this Policy and Procedures; and

•	Review, at least annually, all applicable processes and procedures, voting practices, the adequacy of records and the use of third-party services and update or revise as necessary.

III.	Application

This Proxy Voting Policy and Procedures applies to securities held in client accounts over which Tradewinds has voting authority, directly or indirectly. Indirect voting authority exists where Tradewinds’ voting authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

Procedures

Tradewinds shall vote proxies in respect of securities owned by or on behalf of a client in the client’s best interest and without regard to the interests of Tradewinds or any other client of Tradewinds. Where Tradewinds shares investment discretion with regard to certain securities owned by or on behalf of clients with an advisory affiliate and proxy voting authority has been delegated to Tradewinds, Tradewinds shall vote all such proxies in accordance with the proxy voting policies and procedures set forth herein.

Unless the Tradewinds Investment Team otherwise determines (and documents the basis for its decision) or as otherwise provided below, the Committee shall generally cause proxies to be voted in a manner consistent with the guidelines of an independent third-party proxy service or other third party.

In most cases, Tradewinds will typically vote in accordance with the recommendations of Institutional Shareholder Services, Inc. (“ISS”) which are based on ISS’s standard guidelines, with certain exceptions, or in accordance with an alternative third-party proxy service provider1,

The following are examples of categories for which Tradewinds may deviate from the voting recommendations of ISS2:

•	Tradewinds may elect to vote against any proposals for granting employees stock options;

•	if Tradewinds does not receive information about the proxy vote in time to research the proxy issues (i.e., less than 5 business days prior to the meeting) or in such a manner that the vote can be administered in a controlled and consistent fashion (e.g., the issuer does not route ballots through a ballot provider), Tradewinds shall vote on a best efforts basis and, based on these challenges, may elect to vote against management’s recommendations in such instances;

•	Tradewinds may elect to vote against the use or allowance of poison pill provisions; and

•	for proposals related to mergers & acquisitions, rights offerings, share issuances changes in authorized capital, spin-offs and transactions equal to or greater than 20% of the company’s market capitalization, Tradewinds may seek additional input from its investment staff. With respect to such matters, Tradewinds’ voting decision may differ from ISS’ recommendation or the recommendation of an alternative third-party proxy service provider.

In select other cases, Tradewinds may agree generally to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines. Clients may opt to vote proxies themselves or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

1 One of the Tradewinds portfolio management teams exclusively utilizes the services of, and typically votes in accordance with, Glass Lewis & Co., LLC,

2 The exceptions listed do not apply in every instance to all portfolio management teams within Tradewinds. Additionally, the same security may be owned within several different Tradewinds investment strategies, and consequently, the portfolio manager of one Tradewinds investment strategy may determine to vote contrary to a portfolio manager of another Tradewinds investment strategy on a particular matter.

As a general matter, unless otherwise restricted, Tradewinds reserves the right to override the applicable recommendations in any situation where it believes that following such recommendations is not in its clients’ best interest.

When Tradewinds is faced with a material conflict of interest, if the matter is covered by the applicable recommendations, the Committee shall cause proxies to be voted in accordance with such recommendations.

When Tradewinds is faced with a material conflict of interest and the matter is not covered by the applicable recommendations, Tradewinds may:

•	vote in accordance with the recommendation of an alternative independent third party (who may be a proxy voting service); or

•	disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself and document the basis for such determination; or

•	resolve the conflict in such other manner as Tradewinds believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the best interest of the client.

When a material conflict of interest has been identified based on a relationship between ISS or its affiliates and a corporate issuer, an entity acting as a primary shareholder proponent, or another party, Tradewinds may choose not to vote in accordance with ISS’s recommendation to the extent Tradewinds determines such recommendation is not in the best interest of its clients. ISS has established protocols to identify and provide notice regarding such conflicts of interest.

Tradewinds may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interest not to vote. Such determinations may apply in respect of all client holdings of the securities or only certain specified clients, as Tradewinds deems appropriate under the circumstances.

Generally, Tradewinds does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, Tradewinds may decide, on an individual security basis that it is in the best interest of its clients for Tradewinds to vote the proxy associated with such a security, taking into account the loss of liquidity. Tradewinds may also decline to vote proxies in other instances, including but not limited to, de minimus number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with clients or SMA program sponsors.

In addition, Tradewinds may decline to vote proxies where the voting would in Tradewinds’ judgment result in a financial, legal, regulatory or other type of burden to Tradewinds or the client (such as imputing control with respect to the issuer).

Generally, Tradewinds will vote all eligible ballots received. Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that Tradewinds receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by Tradewinds and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), Tradewinds will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further Tradewinds’ interest in maximizing the value of client investments. Tradewinds may consider an institutional client’s special request to vote a legacy security proxy, and, if agreed, would vote such proxy in accordance with the provisions of this Policy and Procedures.

It is the responsibility of the custodian appointed by the client, or the program sponsor in the case of the SMA Accounts, to ensure ballots are generated sufficiently in advance of the relevant meeting to allow Tradewinds adequate time to vote its clients’ proxies. A SMA program sponsor, a broker or a custodian, may provide Tradewinds with notice of proxy ballots in the aggregate, rather than on the underlying account-level. Since Tradewinds is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the program sponsor, broker or custodian, and consequently may be unable to reconcile the proxy ballots voted to the underlying-account level.

Proxies received after the termination date of a client relationship will generally not be voted. Exceptions may be made from time to time, such as when the record date is for a period in which the client’s account was under management.

IV.	Material Conflicts of Interest

Voting the securities of an issuer where the following relationships or circumstances exist is deemed to give rise to a material conflict of interest for purposes of this Policy and Procedures:

•	The issuer is an institutional separate account client of Tradewinds, a wrap sponsor in whose program Tradewinds participates as an investment manager, or an affiliate of such wrap program sponsor.

•	The issuer is an entity in which a Tradewinds employee or a relative[3] of any Tradewinds employee is an executive officer or director of such issuer.

•	Any other circumstance that Tradewinds determines could materially compromise its duty to serve its clients’ interests.

V.	Disclosure

Tradewinds discloses a summary of its proxy voting practices as well as how a client may obtain a copy of this Proxy Voting Policy and Procedures or information on how Tradewinds voted a client’s securities in its Form ADV Part 2A.

VI.	Recordkeeping and Retention

Tradewinds shall retain records relating to the voting of proxies, including:

•	Copies of this Policy and Procedures and any amendments thereto.

3 For the purposes of this guideline, “relative” includes (whether or not living in the same household) children; stepchildren; grandchildren; parents; stepparents; grandparents; spouses; siblings; mother-, father-, son-, daughter-, brother- or sister-in-law; any person related by adoption, and any individual economically dependent on the employee, as well as significant others living in the same household, including domestic partnerships (registered or unregistered) or civil unions.

Tradewinds has delegated casting of ballots and record retention to NGO. NGO shall be responsible for maintaining the following records except as otherwise noted:

•	A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or non-U.S. regulator (“Proxy Statement”), or English translation of Proxy Statement as made available through a third-party service provider regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “legacy securities” ballots or Proxy Statements not voted.

•	Records of each vote cast by Tradewinds on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., SMA Accounts).

•	A copy of any documents created by Tradewinds that were material to making a decision on how to vote or that memorializes the basis for that decision.

•	A copy of each written request for information on how Tradewinds voted proxies on behalf of the client, and a copy of any written response by Tradewinds to any (oral or written) request for information on how such proxies were voted. If a client request for proxy information is received by Tradewinds, Nuveen’s Institutional Client Service Department maintains the appropriate documentation.

Tradewinds may rely on Proxy Statements filed on the SEC’s EDGAR system or on Proxy Statements, ballots and records of votes cast by Tradewinds maintained by a third party, such as a proxy voting service.

These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of Tradewinds’ fiscal year during which the last entry was made in the records, the first two years in an appropriate office of Tradewinds or its advisory or other affiliates.

Adopted:	March 1, 2006
Amended:	July 25, 2006
Amended:	March 25, 2009
Amended:	July 1, 2011
Amended:	May 1, 2015
Amended:	February 1, 2016

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